November 20, 2018

The Investment House Funds

11100 Santa Monica Boulevard

Suite 270

Los Angeles, California 90025

Re:	The Investment House Funds, File Nos. 333-71402 and 811-10529

Gentlemen:

A legal opinion that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement for The Investment House Funds (formerly The GKM Funds) (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 24 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

Don.Mendelsohn@ThompsonHine.com	Phone: 513 352 6546	Fax: 513 241 4771	dmh 4816-8322-6240.1